UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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INTERNATIONAL GAME TECHNOLOGY
(Name of Registrant as Specified in Its Charter)

ADER INVESTMENT MANAGEMENT LP

ADER LONG/SHORT FUND LP

DOHA PARTNERS I LP

ADER FUND MANAGEMENT LLC

ADER INVESTMENT MANAGEMENT LLC

JASON N. ADER

RAYMOND J. BROOKS, JR.

CHARLES N. MATHEWSON

DANIEL B. SILVERS

LAURA T. CONOVER-FERCHAK

ANDREW P. NELSON

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On February 17, 2013, the Las Vegas Review-Journal published an article (the “February 17th LVRJ Article”) entitled “Link not disclosed in IGT deal,” which article makes reference to the Ader Group’s solicitation of proxies for the election of its director nominees at the 2013 annual meeting of stockholders of International Game Technology.  A copy of such article is attached hereto as Exhibit I and is incorporated herein by reference.  On February 19, 2013, Fantini’s Gaming Report included a quotation from Mr. Ader that the February 17th LVRJ Article “speaks to the governance discipline we are fighting for in this proxy contest.”

Important Information

The Ader Group (whose members are identified below) has nominated Raymond J. Brooks, Jr., Charles N. Mathewson and Daniel B. Silvers (the “Ader Nominees”) as nominees to the board of directors of International Game Technology (the “Company”) and is soliciting votes for the election of the Ader Nominees as members of the board. The Ader Group has sent a definitive proxy statement, GOLD proxy card and related proxy materials to stockholders of the Company seeking their support of the Ader Nominees at the Company’s 2013 Annual Meeting of Stockholders. Stockholders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information about the Ader Group, the Ader Nominees, the Company and related matters. Stockholders may obtain a free copy of the definitive proxy statement and GOLD proxy card and other documents filed by the Ader Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related documents filed by the Ader Group with the SEC may also be obtained free of charge from the Ader Group.

The Ader Group consists of the following persons: Ader Investment Management LP, Ader Long/Short Fund LP, Doha Partners I LP, Ader Fund Management LLC, Ader Investment Management LLC, Jason N. Ader, Daniel B. Silvers, Andrew P. Nelson and Laura T. Conover-Ferchak. The members of the Ader Group and the Ader Nominees are participants in the solicitation from the Company’s stockholders of proxies in favor of the Ader Nominees. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the Ader Group, filed with the SEC on January 25, 2013 and first disseminated to stockholders on or about January 28, 2013.

Certain information contained herein constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.

Exhibit I

Link not disclosed in IGT deal

BY HOWARD STUTZ
LAS VEGAS REVIEW-JOURNAL

Posted: Feb. 17, 2013 | 2:12 a.m.

A Silicon Valley-based investment bank where the husband of International Game Technology CEO Patti Hart is a top executive oversaw the slot machine maker's purchase of a small social gaming technology company last year.

Under the U.S. Securities and Exchange Commission's Regulation Fair Disclosure, commonly called Reg FD in the investment community, public companies are required to disclose material information to all investors at the same time.

Yet IGT did not disclose the $10 million purchase of San Francisco-based BringIt Inc., when the deal was completed in February 2012. Nor did IGT disclose the relationship between Hart and the investment bank, Pagemill Partners of Palo Alto, Calif. Hart's husband, Milledge Hart, is one of nine managing directors at the firm.

IGT determined the transaction didn't have to be disclosed because it was so small it was nonmaterial to the company's overall financial picture.

Moreover, just a month before the BringIt transaction closed, IGT had been widely criticized for buying another, much bigger social gaming company, DoubleDown Casino, in a deal valued at $500 million. That transaction was announced publicly.

An IGT source said the timing of the BringIt deal - coming on the heels of DoubleDown - was a factor in not disclosing the purchase.

Now, a year after the fact, the tiny BringIt deal is starting to get noticed. On Feb. 9, the website Gambling911.com first reported the BringIt transaction and Pagemill's involvement.

Material or not, attention to the BringIt deal's family ties comes at an inopportune time for IGT, which is mired in a nasty proxy fight, and for Hart, who has been slammed for her management of the company.

HIS-AND-HERS RECUSALS

IGT Vice President of Corporate Communications Susan Cartwright said last week that the company's board fully vetted the transaction and determined it didn't raise to a level that required an 8-K disclosure with the SEC, or even a press release. An 8-K is used to report unscheduled material events or changes that could be of importance to the shareholders or to federal regulators. Material events include acquisitions, bankruptcy or a director's resignation.

IGT insiders say the opportunity to buy BringIt was first brought to the board by an IGT executive in December 2011. They say Patti Hart, who is also an IGT director, recused herself from any involvement in the BringIt purchase, and that Milledge Hart recused himself from the transaction and did not share in any fees his firm was paid.

Months passed before IGT made a low-key disclosure of the BringIt purchase in the company's form SEC 10-Q second quarter earnings filing in May, and again in its 10-K annual report in November. Under the headings "revenue recognition" and "business acquisitions," IGT said it paid $8.1 million for the company that provided gaming technology and expertise, and another $2 million to retain three key employees over a two-year period.

Cartwright said the full IGT board, a board committee and an outside legal counsel looked at the transaction.

"With respect to the BringIt transaction, the independent directors of the IGT board were fully apprised and consulted with outside legal counsel and vetted the issue in executive session," Cartwright said in a statement to the Review-Journal. "Therefore, no disclosure was required."

Did they make the right call?

A spokeswoman with the SEC public affairs department declined comment on the IGT-BringIt deal.

University of Pennsylvania Law School professor Jill Fisch, an expert in corporate governance issues, said IGT properly handled the BringIt matter. She said companies can run into problems when they over-disclose corporate events.

"I would much rather see a board deal in a responsible way to minimize a potential conflict," Fisch said. "There are practical limits on how much a company should disclose. When you disclose too much, the overall process becomes meaningless."

Not that IGT is shy about disclosures.

In the same month it bought BringIt, the company made three public announcements - it would take part in an investment conference; it had hired a new chief financial officer; and its "Dark Knight" slot machine would debut in Monte Carlo. In recent weeks, the company has made seven public announcements, including an agreement to deploy its cloud product at 10 casinos in the United Kingdom; listing awards won at the European ICE gaming show and an Indian gaming conference; and a $3.2 million Megabucks jackpot from one of its machines at the Pala Casino near San Diego.

BRINGIT NOT BROUGHT UP

IGT is now locked into a bitter proxy battle over the election of the company's board of directors at the March 5 annual shareholders meeting.

A group that includes former IGT Chairman Charles Mathewson and analyst-turned-investor Jason Ader is soliciting shareholder support to gain election to three of the eight seats on the board.

The BringIt deal has not been brought up in any of the public filings by either side, though the DoubleDown transaction has been a point of contention.

Hart and other IGT officials have defended the purchase of DoubleDown, a leading free play casino on Facebook, as a key acquisition that gives the company a large venue to introduce its slot machine games and titles to new audiences.

The BringIt technology, described in one Internet posting as enabling addition of mini-games to existing social games, was viewed as complementary to IGT's growing social gaming business.

Fisch said the "relatively small size" of the BringIt transaction as compared with the $500 million DoubleDown deal, gives her the impression that IGT handled the nondisclosure properly.

Pagemill, which describes itself as an investment bank and valuation services firm, was acquired in December 2011 by Duff & Phelps Corp., a New York-based investment bank traded on the New York Stock Exchange.

Pagemill Partners touted the IGT deal on its own website under the category of selected 2012 transactions, which covered a range of technology companies and businesses.

Contact reporter Howard Stutz at hstutz@reviewjournal.com or 702-477-3871. Follow @howardstutz on Twitter.